Ex-99.1

JetBlue Airways Investor Relations (718) 709-2202 ir@jetblue.com
Investor Update
October 23, 2008
This investor update provides our investor guidance for the fourth quarter ending December 31, 2008 and full year 2008.
Current News
JetBlue has recently announced service to the following new city pairs:

City Pair	Frequency	Start Date
Long Beach, CA — San Francisco, CA	3x	October 18, 2008
San Juan, Puerto Rico — Santo Domingo, Dominican Republic	1x	December 3, 2008
Ft. Lauderdale, FL — San Juan, Puerto Rico	2x	December 18, 2008
Tampa, FL — Cancun, Mexico	1x	December 18, 2008
Washington, DC (IAD) — Cancun, Mexico	Saturdays	December 20, 2008
Boston, MA — St. Maarten, Netherlands Antilles	Saturdays	January 10, 2009
Orlando, FL — Bogotá, Colombia	1x	January 29, 2009
Orlando, FL — Nassau, Bahamas	1x	February 1, 2009
Ft. Lauderdale, FL — Nassau, Bahamas	2x	February 1, 2009
Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.
Capacity Growth
(Year over year percentage growth range)

	Fourth Quarter 2008	Full Year 2008
Available Seat Miles (ASMs)	(7)-(9)%	0 -2%

ASMs by Aircraft Type as a Percentage of Total ASMs

	Fourth Quarter 2008		Full Year 2008
	(quarter average)		(full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	86%	14%	87%	13%
Our average stage length is projected to be approximately 1,073 miles in the fourth quarter of 2008 versus 1,133 miles in the same prior year period and approximately 1,119 miles for the full year 2008 versus 1,129 miles for full year 2007.
Aircraft Delivery Schedule
As of September 30, 2008, our fleet was comprised of 108 Airbus A320 aircraft and 35 EMBRAER 190 aircraft and we had on order 132 aircraft, which are scheduled for delivery through 2016, with options to acquire 108 additional aircraft. The 2008 delivery schedule and related financings for the remainder of the year are:

	A320	Committed Financing		E190	Committed Financing
	firm	Mortgage	Lease	firm	Mortgage	Lease
Q4 ‘08	3	3		1	1
Total at Year End*	107	83	24	35	4	30

*	The total fleet included in the table above includes the sale of 9 Airbus A320 aircraft in 2008. JetBlue sold four Airbus A320 aircraft during the second quarter of 2008 and 1 Airbus A320 aircraft during the third quarter of 2008. JetBlue has commitments to sell four Airbus A320 aircraft during the fourth quarter of 2008. JetBlue leased two of its owned EMBRAER 190 aircraft this year, which are reflected in the table above.
Passenger Revenue per Available Seat Mile (PRASM)
(Estimated year over year percentage improvement)

	Fourth Quarter 2008	Full Year 2008
Estimated PRASM	18-20%	14-16%

Revenue per Available Seat Mile (RASM)
(Estimated year over year percentage improvement)

	Fourth Quarter 2008	Full Year 2008
Estimated RASM	23-25%	18-20%
Cost per Available Seat Mile (CASM) at Assumed Fuel Cost
(Estimated year over year percentage increases)

	Fourth Quarter 2008	Full Year 2008
Estimated CASM	20-22%	21-23%
Cost per Available Seat Mile (CASM) Excluding Fuel
(Estimated year over year percentage increases)

	Fourth Quarter 2008	Full Year 2008
Estimated Ex-fuel CASM	17-19%	8-10%
Operating Margin
(Estimated operating margin range)

	Fourth Quarter 2008	Full Year 2008
Estimated Operating Margin Range	5-7%	2-4%
Income (Loss) Before Income Taxes
(Estimated pre-tax margin range)

	Fourth Quarter 2008	Full Year 2008
Estimated Pre-tax Margin Range	1-3%	(1)-1%

Tax Rate
We currently expect an annual effective tax rate of approximately 30%.  However, our actual tax rate in both fourth quarter and full year 2008 could differ due to the non-deductibility of certain items for tax purposes.
Fuel Hedges
We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price.  As of October 17, 2008, our advanced fuel derivative contracts are as follows:

Gallons
	(Est. % of consumption)	Price
Q4 ‘08	43 million (40%)	5% in heat collars with the average cap at $3.12/gal and the average put at $2.69/gal 35% in heat swaps at an average of $2.97/gal
Q1 ‘09	28 million (25%)	8% in heat collars with the average cap at $3.05/gal and the average put at $2.60/gal 17% in heat swaps at an average of $3.06/gal
Q2 ‘09	17 million (15%)	8% in heat collars with the average cap at $3.05/gal and the average put at $2.58/gal 7% in heat swaps at an average of $3.07/gal
Q3 ‘09	20 million (17%)	8% in heat collars with the average cap at $3.09/gal and the average put at $2.63/gal 9% in heat swaps at an average of $3.57/gal

	Fourth Quarter 2008	Full Year 2008
Estimated Fuel Gallons Consumed	109 million	457 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$2.81	$3.02
Stock Based Compensation Expense
We estimate that our stock compensation expense under FAS 123(R) will be approximately $3 million in the fourth quarter of 2008 and will total approximately $16 million for the full year 2008.

Weighted Average Shares Outstanding
(millions)
Share count estimates for calculating basic and diluted earnings per share are:

Fourth Quarter 2008		Full Year 2008
Basic	Diluted	Basic	Diluted
226.9	266.9	226.6	226.6
These share count estimates assume 20% annual stock price appreciation and are based on several assumptions.  The number of shares used in our actual earnings per share calculation will likely be different from those stated above.
Capital Expenditures
(millions)

	Fourth Quarter 2008	Full Year 2008
Aircraft	$160	$660
Non-aircraft*	$40	$90
Total	$200	$750

*	Full year 2008 non-aircraft capital expenditure estimate includes $40 million in leasehold improvements related to the construction of the Company’s new terminal at JFK.
This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.